Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY TO WEBCAST PRESENTATION AT CANACCORD ADAMS

ANNUAL GLOBAL GROWTH CONFERENCE

ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR JULY 2008-

RONKONKOMA, N.Y. — August 8, 2008 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it will web cast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the Canaccord Adams Annual Global Growth Conference in Boston on Wednesday, August 13, 2008.

The presentation is scheduled to be web cast live on the Company Web site, www.nbty.com on Wednesday, August 13, 2008 at 10:30 AM Eastern Time.

NBTY’s preliminary unaudited net sales results for the month of July 2008 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF JULY

($ In Millions)

	2008	2007	% Change

Wholesale / US Nutrition	$106	$72	47%

North American Retail	$17	$18	-7%

European Retail	$47	$53	-12%

Direct Response / E-Commerce	$19	$15	22%

Total	$188	$158	19%

Wholesale / US Nutrition net sales include $22 million from Leiner which was acquired on July 14, 2008.  Without Leiner sales, the Wholesale / US Nutrition net sales would have increased 16% for the month of July 2008.

European Retail net sales in local currency decreased 10% in July 2008.  North American Retail same store sales decreased 4% in July 2008.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Ester-C® (www.Ester-C.com), Leiner® and Your Life® brands.